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               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-8 No. 33-31270 pertaining to the UNUM Employees Retirement Savings Plan and Trust and Colonial Companies Inc. Security Saver Plan of our report dated February 6, 1996, on our audits of the consolidated financial statements and the financial statements schedules of UNUM Corporation and subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which report is included in the Annual Report on Form 10-K, and of our reports dated June 21, 1996 and May 17, 1996, on our audits of the UNUM Employees Retirement Savings Plan and Trust and Colonial Companies Inc. Security Saver Plan, respectively, for the years ended December 31, 1995 and 1994, which reports are included in the Annual report on Form 11-K.



/s/ Coopers & Lybrand L.L.P.
Portland, Maine
December 23, 1996